Exhibit 99.1

Resolution Performance Products LLC
1600 Smith Street, 24th Floor
Houston, TX 77002
Fax 832-366-2584
www.resins.com

For Immediate Release	Contact:	David Graziosi Chief Financial Officer 832-366-2508

Resolution Performance Products LLC Announces Third quarter 2004 results: EBITDA Exceeds Analyst Expectations Driven By Improved Product Pricing

HOUSTON, November 4, 2004. Resolution Performance Products LLC, the world’s leading manufacturer and developer of epoxy resins, today reported its financial results for the third quarter of 2004. The third quarter results include total revenues of $245 million, operating income of $8 million and EBITDA of $20 million. Total revenues increased $56 million, operating income increased $7 million, and EBITDA increased $7 million as compared to the third quarter of 2003. Compared to second quarter 2004 results, total revenues increased $5 million, operating income increased $4 million, and EBITDA increased $4 million.

“During the third quarter, across the board improvement in product pricing offset a portion of the raw material increases we have experienced over the past several quarters,” said Marvin O. Schlanger, Chairman and CEO of Resolution Performance Products. “Nevertheless, EBITDA is still not at a sustainable level and additional price increases are being implemented to improve margins in the face of persistently high feedstock costs,” added Mr. Schlanger.

Resolution Performance Products will be hosting an investor conference call on November 9, 2004 at 3:00 p.m. eastern time. The public is cordially invited to listen and participate by dialing the following toll-free number: 1-888-632-5950 or 713-481-1320. If you are unable to listen to the call at that time, a replay will be available two hours after the conference call has ended, from 7 a.m. to 9 p.m. Monday through Friday and Saturday from 8 a.m. to 4 p.m. central standard time until November 16, 2004 by dialing 877-519-4471 or 973-341-3080, use conference #5321419 and asking the operator for the Resolution Performance Playback.

Resolution Performance Products is the leading worldwide manufacturer and developer of epoxy resins and is also the leading global manufacturer of Versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials. The Company, with approximately 900 employees, has operations in the United States, Europe and Asia. Additional information about the Company and its financial results and current report filings are available on its web site at www.resins.com under the corporate information heading.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors, substantial indebtedness and the additional factors and risks contained in the Company’s Registration Statement on Form S-4 declared effective on February 4, 2004 (File No. 333-112016) and in its periodic reports filed with the SEC.

Resolution Performance Products LLC
Consolidated Statements of Income
(in millions of U.S. dollars)

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue	$244	$188	$706	$585
Other revenues	1	1	2	1

Total	245	189	708	586
Costs and expenses:
Purchase and other variable costs	176	130	507	412
Operating expenses	30	29	91	83
Selling, general and administrative	14	13	43	39
Depreciation and amortization	12	12	35	35
Research and development	5	4	14	12

Total	237	188	690	581

Operating income	8	1	18	5

Income from equity investment	—	—	—	1
Interest expense, net	20	18	59	57

Loss before taxes	(12)	(17)	(41)	(51)
Income tax expense (benefit)	—	(9)	1	(21)

Net loss	$(12)	$(8)	$(42)	$(30)

EBITDA (1)	$20	$13	$53	$41

(1) EBITDA represents loss before income taxes, interest expense and depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA because it is used as an internal performance measure. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net loss, as determined under United States generally accepted accounting principles and EBITDA (in millions of U.S. dollars):

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net loss	$(12)	$(8)	$(42)	$(30)
Income tax expense (benefit)	—	(9)	1	(21)
Interest expense, net	20	18	59	57
Depreciation and amortization	12	12	35	35

EBITDA	$20	$13	$53	$41